EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
HSBC Finance Corporation

We consent to the incorporation by reference in the Registration Statement No. 333-174628 on Form S-4 of HSBC Finance Corporation of our report dated February 23, 2015, with respect to the consolidated balance sheet of HSBC Finance Corporation as of December 31, 2014, and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the December 31, 2015 annual report on Form 10-K of HSBC Finance Corporation.

/s/    KPMG LLP
Chicago, Illinois
February 22, 2016